Exhibit 10.1

UBS Bank USA
c/o UBS Financial Services Inc. 315 Deaderick Street, 5th Fl. Nashville, TN 37238	Notice
ubs.com/fs

Natera, Inc.

201 Industrial Road

Suite 410

San Carlos, CA 94070-2396

Attn: Michael Brophy

July 5, 2017

Important information regarding your UBS Bank USA Credit Line

The interest rate for your credit line account 5V K6882 will change, effective July 7, 2017. Please see the important notice about this change on the reverse side of this letter

What this means to you

•	As a preferred client, you will still benefit from a discount on your credit line account.
•

This discount will be reflected in your new interest rate, which will be 30 DAY LIBOR + 1.10%, effectively 2.323%* as of July 5, 2017, for your outstanding variable rate loan balance and future advances. The new APRs are listed in the tables on the following pages of this letter.

•	Your interest rate will continue to be charged as described in your Credit Line Agreement
•	The new APRs listed on the following pages of this letter will also apply to fixed rate advances taken on or after July 7, 2017.

Questions

Please contact your Financial Advisor at 1-619-557-4850 with any questions regarding these changes.

Sincerely,

/s/ Anthony D'Andrea

Anthony D'Andrea
Managing Director

*  Rate and APR as of 07/05/2017. Rates fluctuate based on the reference rate and are subject to change in accordance with the terms of the Credit Line Agreement.

Disclosure

Borrowing using securities as collateral entails risk and may not be appropriate for your needs. All loans are subject to credit approval. For a full discussion of the risks associated with borrowing using securities as collateral, you should review the Loan Disclosure Statement included in your account opening package. You should consult your legal and tax advisors regarding the legal and tax implications of borrowing using securities as collateral for a loan.

UBS Financial Services Inc. is a subsidiary of UBS AG

Important changes are being made to your account terms. Your APRs are increasing. The new APR for variable rate advances will apply to your outstanding variable rate loan balance and future advances as of July 7, 2017. The new APRs will apply to fixed rate advances taken on or after July 7, 2017.

APR for Variable Rate Advances	2.355% This APR will vary with the market based on LIBOR.

APR for Fixed Rate Advances	For Fixed Rate Advances of up to and including 1 year: 2.891%

This APR will vary with the market based on LIBOR. However, once a Fixed Rate Advance is taken, the APR on that Advance will not vary.

For Fixed Rate Advances of up to 2 years 3.186%

For Fixed Rate Advances of up to 3 years 3.326%

For Fixed Rate Advances of up to 4 years 3.440%

For Fixed Rate Advances of up to 5 years 3.590%

For Fixed Rate Advances of up to 6 years 3.730%

For Fixed Rate Advances of up to 7 years 3.853%

For Fixed Rate Advances of up to 8 years 3.966%

For Fixed Rate Advances of up to 9 years 4.075%

For Fixed Rate Advances of up to 10 years 4.172%

These APRs will vary with the market based on the US Dollar Rates ISDAFIX® midmarket par swap rate determined by the International Swaps and Derivatives Association (ISDA®). However, once a Fixed Rate Advance is taken, the APR on that Advance will not vary.

Penalty APR for Variable Rate Advances and when it applies

4.383%

This APR will vary with the market based on LIBOR.

This APR may be applied to your Variable Rate Advances if you make a late payment.

How Long Will the Penalty APR Apply?: If your APRs are increased for this reason, the Penalty APR may apply indefinitely.

*APRs calculated based on rates as of 07/05/2017	Page 2 of 2